As filed with the Securities and Exchange Commission on August 31, 2016	Registration No. 333-188301

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CORDIA BANCORP INC.

(Exact name of registrant as specified in its charter)

Virginia	26-4700031
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

11730 Hull Street Road

Midlothian, Virginia 23112

(804) 744-7576

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Bank of Virginia 2005 Stock Option Plan; Bank of Virginia
2011 Stock Incentive Plan; and certain other equity arrangements

(Full title of the plan)

O.R. (“Ed”) Barham, Jr.

President and Chief Executive Officer

11730 Hull Street Road

Midlothian, Virginia 23112

(804) 744-7576

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to: Aaron M. Kaslow, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005 (202) 508-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 126-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on May 2, 2013 by Cordia Bancorp Inc., a Virginia corporation (the “Cordia Bancorp”):

Registration Statement on Form S-8, File No. 333-188301, registering 26,560 shares of common stock, par value $0.01 per share, for issuance under the Bank of Virginia 2005 Stock Option Plan, 106,240 shares of common stock, par value $0.01 per share, for issuance under the Bank of Virginia 2011 Stock Incentive Plan and 609,990 shares of common stock, par value $0.01 per share, subject to a nonqualified stock options granted by Cordia Bancorp in the amount of 20,000 shares and 589,990 shares of restricted stock subject to agreements with the founders of Cordia Bancorp.

Pursuant to the Agreement and Plan of Merger, dated as of May 19, 2016, by and between Cordia Bancorp Inc., Bank of Virginia, First-Citizens Bank & Trust Company and FC Merger Subsidiary I, Inc., Cordia Bancorp will be acquired by First-Citizens Bank & Trust Company. The acquisition will be accomplished by the merger of FC Merger Subsidiary I, Inc. with and into Cordia Bancorp, which will become effective at 11:59 p.m. on August 31, 2016.

Upon the closing of the merger, each share of Cordia Bancorp common stock, other than shares held by First-Citizens Bank & Trust Company, will convert into the right to receive cash in the amount of $5.15 per share.

As a result of the merger, Cordia Bancorp has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertaking made by Cordia Bancorp in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, Cordia Bancorp hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of Cordia Bancorp common stock originally reserved for issuance under the plans covered by the Registration Statement and registered under the Registration Statement that remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cordia Bancorp Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midlothian, Commonwealth of Virginia on August 31, 2016.

CORDIA BANCORP INC.

By:	/s/ O.R. (“Ed”) Barham, Jr.
O.R. (“Ed”) Barham, Jr. President, Chief Executive Officer (principal executive officer)

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.